Exhibit 10.1

SECOND AMENDMENT TO AMENDED EMPLOYMENT LETTER

This Second Amendment to Amended Employment Letter (this “Amendment”) is made as of November 2, 2016, by and between Rick Shearer (“Employee”) and Emerge Energy Services GP, LLC (the “Company”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Amended Employment Letter (as defined below).

The parties hereto acknowledge the following facts:

1.                                      Employee and Superior Silica Sands LLC, a subsidiary of the Company, previously entered into an employment letter dated March 23, 2010, as amended May 17, 2011 (the “SSS Letter”), which was assigned to the Company in connection with the transfer of Employee’s employment to the Company effective as of the initial public offering of common units of Emerge Energy Services LP.

2.                                      On May 29, 2013, Employee and the Company entered into an amended employment letter which amended, restated and replaced the SSS Letter, and which was amended by Employee and the Company on April 15, 2016 (as amended, the “Amended Employment Letter”).

3.                                      The parties hereto wish to amend certain terms of the Amended Employment Letter to further revise the terms and conditions of Employee’s employment with the Company.

In connection therewith, the parties hereto hereby amend the Amended Employment Letter as follows, effective as of the date hereof:

1.                                      The first sentence of the third paragraph of the Amended Employment Letter is hereby deleted and replaced in its entirety with the following:

“Effective as of November 1, 2016, you will continue to serve as the Chief Executive Officer of the Company and your monthly base salary will be $43,750 ($525,000 annualized), less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly).”

2.                                      The following paragraph is hereby added as the sixth paragraph of the Amended Employment Letter:

“Subject to approval by the Board of Directors and your continued employment through the applicable grant dates, the Company agrees to grant to you, on each of November 1, 2017 and November 1, 2018, a phantom unit award with respect to the units of Emerge Energy Services LP covering a number of units equal to (i) with respect to the November 1, 2017 phantom unit award, one and one-half times your annual base salary as of such date and (ii) with respect to the November 1, 2018 phantom unit award, one-half your annual base salary as of such date, in each case, divided by the per-share closing price on the applicable grant date (the “Phantom Unit Awards”).  Each Phantom Unit Award will be made pursuant to the Emerge Energy Services LP 2013 Long-Term Incentive Plan, as amended from time to time (the “Plan”), and will vest with respect to 50% of the units subject thereto on each of the first and second anniversaries of the applicable grant date, subject to your continued service through the applicable vesting date.  In addition, each then-outstanding Phantom Unit Award will accelerate and vest in full immediately prior to the occurrence of a Change in Control (as defined in the Plan), subject to your continued service at least until immediately prior to such Change in Control.  In addition, in the event you are terminated by the Company without cause, then subject to your timely execution and non-revocation of a general release of claims in a form that is satisfactory to the Company, each then-outstanding Phantom Unit Award shall vest with respect to a number of units equal to the product of (x) the quotient obtained by dividing (A) the number of days elapsed from the most recent anniversary of the grant date immediately preceding your termination of employment (or, if no such anniversary has yet occurred, the grant date) by (B) 365, times (y) 50% of the units subject to the applicable Phantom Unit Award.  The terms and conditions of each Phantom Unit Award will be set forth in a separate phantom unit award agreement to be entered into by the Company, Emerge Energy Services LP and you which will evidence the grant of such Phantom Unit Award.”

3.             The seventh paragraph of the Amended Employment Letter (after giving effect to the forgoing amendments) is hereby deleted and replaced in its entirety with the following:

“In the event that your employment with the Company is terminated (i) by the Company without “cause,” (ii) due to your death or disability, or (iii) due to the Company’s election not to extend the Employment Period when you are willing and able, at the time of such election, to continue performing services to the Company in accordance with the terms of this letter, and, in any case, you execute a general release of claims (in a form prescribed by the Company) within twenty-one (21) days (or forty-five (45) days to the extent required to comply with applicable law) after the termination date and you do not revoke such release within seven (7) days thereafter, then the Company will pay you, as a severance payment, an amount equal to two times your annual base salary as in effect on the termination date, payable in a single lump sum payment within sixty (60) days after the termination date.”

4.                                      This Amendment shall be and, as of the date hereof, is hereby incorporated in and forms a part of, the Amended Employment Letter.

5.                                      Except as expressly provided herein, all terms and conditions of the Amended Employment Letter shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

EMERGE ENERGY SERVICES GP, LLC

By:	/s/ Ted Beneski
Name: Ted Beneski
Title: Chairman of the Board

EMPLOYEE

/s/ Rick Shearer
Rick Shearer